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                                 EXHIBIT 4.3







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                                [LETTERHEAD]



July 23, 1997



Ms. Delight Saxton, CFO
McGrath RentCorp
2500 Grant Avenue
San Lorenzo, CA 94580

Re: Requests for Loans

Dear Delight:

We are pleased to advise you that Fleet Bank, National Association (the "Bank") hereby agrees to consider requests from McGrath RentCorp (the "Company") for short-term loans from time to time. Please be advised that any extension of credit will be available at the sole discretion of the Bank subject to the following terms and conditions:

LOAN REQUESTS: Each request for a loan will be, at the Bank's option, reviewed by the Bank and an independent credit option, reviewed by the Bank and an independent credit analysis and assessment will be made each time a request is received. HOWEVER, THE BANK SHALL BE UNDER NO OBLIGATION WHATSOEVER TO MAKE ANY LOAN OR OTHERWISE EXTEND CREDIT TO THE COMPANY. The Bank may respond to any request for a loan for stated amount with a loan for a different amount, date or maturity, or may decline to respond entirely. Please call Joanne Koska at 212-819-6355 with your request.

MAXIMUM AMOUNT OF LOANS: In no event shall the Company have more than $5,000,000 of indebtedness outstanding at any one time.

INTEREST RATE: Loans shall bear interest at an agreed or negotiated rate for the designated term of each loan. Interest rates on any loan will be determined by the Bank if such loan is provided to the Company.

EXPIRATION AND MATURITY DATE: No loan shall mature later than June 30, 1998.

OTHER CONDITIONS; DOCUMENTATION: Each request for a loan will be subject to the execution of a promissory note and such other documentation satisfactory to the Bank and to such other terms and conditions as may be required in the sole discretion of the Bank including, without limitation, satisfactory collateral, further due diligence, and the Bank's satisfaction as to all credit and legal matters.

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If the terms of this letter are acceptable to you, please indicate your acceptance by signing and returning the enclosed copy of this letter to the Bank on or before the date of your first request.

Please contact me, at the above number, or Bill Derasmo at 212-819-6647, if you have any questions or concerns.

                                       Very truly yours,

                                       FLEET BANK N.A.

                                       By: /s/ Anthony C. Nocera, VP
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Accepted and Agreed:

McGRATH RENTCORP

By: /s/ Delight Saxton
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           8/13/97



cc: Bill Derasmo
    Joanne Koska